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                                                                    EXHIBIT 99.4
REVOLVING LOAN AGREEMENT

            THIS REVOLVING LOAN AGREEMENT (this "Agreement") is made as of the 6th day of November, 1998, by and between KARRINGTON OPERATING COMPANY, INC., an Ohio corporation (together with its successors and assigns, the "Borrower"), and SUNRISE ASSISTED LIVING INC., a Delaware corporation (together with its successors and assigns, the "Lender").

                                R E C I T A L S:

            A. Borrower now owns or intends to acquire the Properties (defined below).

            B. Borrower proposes to construct or to have constructed upon the Properties Improvements (defined below) in accordance with Plans (defined below) which have been approved or are subject to approval by Lender.

            C. Borrower has applied to Lender for a loan for general corporate purposes and to finance the acquisition and development of the Properties and construction of Improvements, and Lender has agreed to make a loan to Borrower. The Loan shall be evidenced by this Agreement and by the Note (as defined below) and secured by the Mortgages (as defined below) covering the Properties and by such security instruments and additional documents as Lender may require, as hereinafter described.

            NOW, THEREFORE, it is hereby agreed as follows:

                                    ARTICLE I
                  DEFINITIONS, ACCOUNTING PRINCIPLES, UCC TERMS

            1.1 As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

                   "Accounts" means any rights of Borrower arising from the operation of one or more of the Facilities for the payment of goods sold or leased or for services rendered, not evidenced by an Instrument, including, without limitation, (i) all accounts arising from the operation of any Facility and (ii) all rights to payment from state or federal programs, boards, bureaus or agencies, and rights to payment from patients, residents, private insurers, and others arising from the operation of any Facility, including rights to payment pursuant to Reimbursement Contracts. Accounts shall include the proceeds thereof (whether cash or noncash, moveable or immoveable, tangible or intangible) received from the sale, exchange, transfer, collection or other disposition or substitution thereof.


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                   "Affiliate" shall mean, with respect to any Person, (i) each
Person that controls, is controlled by or is under common control with such Person, (ii) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, any of the Stock of such Person, and (iii) each of such Person's officers, directors, members, joint venturers and partners.

                   "Applicable Environmental Laws" means any applicable federal, state or local laws, rules or regulations pertaining to health or the environment, or petroleum products, or radon radiation, or oil or hazardous substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the Federal Emergency Planning and Community Right to-Know Act of 1986, as amended. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste," "disposal," "dispose," and "disposed" shall have the meanings specified in RCRA, except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein prospectively from and after the date of such amendments; notwithstanding the forgoing, provided, to the extent that the laws of the states wherein any of the Properties is situated establish a meaning for "hazardous substance" or "release" which is broader than that specified in CERCLA, as CERCLA may be amended from time to time, or a meaning for "solid waste," "disposal," "dispose," and "disposed" which is broader than specified in RCRA, as RCRA may be amended from time to time, such broader meanings under said state law shall apply in all matters relating to the laws of such state.

                   "Approved Budget" means that certain budget to be submitted by Borrower and approved by Lender, which identifies on a line item basis all uses of Loan proceeds, including working capital, costs of acquisition, costs to be incurred in connection with the development and construction of the Improvements, and all other costs for which proceeds of the Loan are to be disbursed, as the same may be amended from time to time by agreement of the parties. The initial Approved Budget is attached hereto as Exhibit A.

                   "Architect" means, with respect to any of the Properties, the architectural and engineering firm retained in connection with the design of the Improvements.

                   "Assignment of Contracts" means an Assignment of Contracts executed by Borrower for the benefit of Lender in connection with any Facility.

                   "Business Day" means a day, other than Saturday, Sunday or legal holidays.

                   "Closing Date" means the date of this Agreement.

                   "Collateral" means, collectively, the Properties, Improvements, Equipment, Rents, Accounts, General Intangibles, Instruments, Inventory, Money,


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Permits (to the full extent assignable), Reimbursement Contracts, and all
Proceeds, all whether now owned or hereafter acquired, and including replacements, additions, accessions, substitutions, and products thereof and thereto, and all other property which is or hereafter may become subject to a Lien in favor of Lender as security for any of the Loan Obligations.

                   "Commitment Letter" means the commitment letter by and between Lender and Borrower dated October 15, 1998.

                   "Default" means the occurrence or existence of any event which, but for the giving of notice or expiration of time or both, would constitute an Event of Default.

                   "Default Rate" means a per annum rate equal to fourteen percent (14%).

                   "Environmental Permit" means any permit, license, or other authorization issued under any Hazardous Materials Law with respect to any activities or businesses conducted on or in relation to the Property and/or the Improvements.

                   "Equipment" means all beds, linen, televisions, carpeting, telephones, cash registers, computers, lamps, glassware, rehabilitation equipment, restaurant and kitchen equipment, transportation vehicles, and other fixtures and equipment of Borrower located on, attached to or used or useful in connection with any of the Properties or the Facilities and all renewals and replacements thereof and substitutions therefor; provided, however, that with respect to any items which are leased for the benefit of the Facilities and not owned by Borrower, the Equipment shall include the leasehold interest only of Borrower together with any options to purchase any of said items and any additional or greater rights with respect to such items which Borrower may hereafter acquire, but the foregoing shall not be construed to mean that such leasing shall be permitted hereunder and under the other Loan Documents.

            "Event of Default" means any "Event of Default" as defined in
Article VII hereof.

            "Extraordinary Income and Extraordinary Expenses" means material items of a character significantly different from the typical or customary business activities of Borrower which would not be expected to recur frequently and which would not be considered as recurring factors in any evaluation of the ordinary operating processes of Borrower's business, and which would be treated as extraordinary income or extraordinary expenses under GAAP.

            "Exhibit" means an Exhibit to this Agreement, unless the context refers to another document, and each such Exhibit shall be deemed a part of this Agreement to the same extent as if it were set forth in its entirety wherever reference is made thereto.

            "Facilities" means assisted living facilities existing or those certain to be constructed on the Properties, as they may now or hereafter exist, together with any other


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general or specialized care facilities, if any (including any Alzheimer's care unit), now or hereafter operated on the Properties described on the Schedule of Facilities attached hereto as Exhibit, attached hereto and incorporated herein by this reference.
            "GAAP" means, as in effect from time to time, generally accepted accounting principles consistently applied as promulgated by the American Institute of Certified Public Accountants.

            "General Contractor" means, with respect to any of the Properties, the firm retained as general contractor in connection with the construction of any Improvements thereon.

            "General Intangibles" means all intangible personal property of Borrower arising out of or connected with the Properties or the Facilities and all renewals and replacements thereof and substitutions therefor (other than Accounts, Rents, Instruments, Inventory, Money, Permits, and Reimbursement Contracts).

            "Governmental Authority" means any board, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, that has or acquires jurisdiction over the Property and/or the Improvements or the use, operation or improvement of the Property.

            "Guaranty" means that certain Agreement of Unconditional Guaranty of even date herewith made by Karrington Health, Inc. ("Guarantor") for the benefit of Lender.

            "Hazardous Materials" means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls ("PCBs") and compounds containing them; lead and lead-based paint; asbestos or asbestos containing materials in any form that is or-could become friable; underground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a "hazardous substance," "hazardous material," "hazardous waste," "toxic substance," "toxic pollutant," "contaminant," or "pollutant" within the meaning of any Hazardous Materials Law.

            "Hazardous Materials Laws" means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future and including all amendments, that relate to Hazardous Materials and apply to Borrower or to the Property and/or the Improvements. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, and their state analogs.


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            "Improvements" means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on any of the Properties, including, but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Properties or said buildings, structures or improvements.

            "Indebtedness" means any (i) obligations for borrowed money, (ii) obligations, payment for which is being deferred by more than thirty (30) days, representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory customary in the trade and in the ordinary course of Borrower's business, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from the Accounts and/or property now or hereafter owned or acquired, and (iv) the amount of any other obligation (including obligations under financing leases) which would be shown as a liability on a balance sheet prepared in accordance with GAAP.

            "Inspector" means the person retained to review construction plans and progress at a particular Facility.

            "Instruments" means all instruments, chattel paper, documents or other writings obtained from or in connection with the operation of the Properties or the Facilities (including, without limitation, all ledger sheets, computer records and printouts, data bases, programs, books of account and files relating thereto).

            "Interest Reserve Account" means that certain estimated accrued interest on the disbursed principal of the Note during the term of the Loan as specified in Section 2.3 below.

            "Inventory" means all inventories of food, beverages and other comestibles held by Borrower for sale or use at or from the Properties or the Facilities, and soap, paper supplies, medical supplies, drugs and all other such goods, wares and merchandise held by Borrower for sale to or for consumption by guests or patients of the Properties or the Facilities and all such other goods returned to or repossessed by Borrower.

            "Lien" means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge, lien or other encumbrance of any kind, including those contemplated by or permitted in this Agreement and the other Loan Documents.

            "Loan" means the Loan in the maximum principal amount outstanding at any time of $10,000,000.00 made by Lender to Borrower pursuant to this Agreement.


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            "Loan Documents" means, collectively, this Agreement, the Note, the
Guaranty, and the Mortgages, together with any and all other documents executed by Borrower or others, evidencing, securing or otherwise relating to the Loan.

            "Loan Obligations" means the aggregate of all principal and interest owing from time to time under the Note and all expenses, charges and other amounts from time to time owing under the Note, this Agreement, or the other Loan Documents and all covenants, agreements and other obligations from time to time owing to, or for the benefit of, Lender pursuant to the Loan Documents.

            "Long Term Debt" means all obligations (including capital lease obligations) which are due more than one (1) year from the date as of which the computation thereof is made.

            "Maturity Date" means one (1) year from the date hereof.

            "Money" means all monies, cash, rights to deposit or savings accounts or other items of legal tender obtained from or for use in connection with the operation of the Facilities.

            "Mortgages" means those certain mortgages from the Borrower in favor of or for the benefit of Lender and covering the Properties.

            "Net Operating Cash Flow" means all of the Rents and any other cash proceeds received by Borrower from or in connection with the Improvements or the Properties less any reasonable operating expenses incurred by Borrower in connection with the maintenance of the Improvements and the Properties (including reasonable reserves), the payment of insurance premiums and real property taxes thereon, but excluding the payment of any debt service on the Loan, and excluding the payment of any debt service on any other loan unless consented to by Lender.

            "Note" means the Promissory Note of even date herewith in the principal amount of the Loan payable by Borrower to the order of Lender.

            "Person" means any person, firm, corporation, partnership, trust or other entity.

            "Permits" means all licenses, permits and certificates used or useful in connection with the ownership, operation, use or occupancy of the Properties or the Facilities, including, without limitation, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any governmental, quasi-governmental or private person or entity whatsoever.

            "Plans" means the plans and specifications for the construction of the Facilities.


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            "Proceeds" means all proceeds (including proceeds of insurance and condemnation) from the sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Collateral.

            "Properties" means those certain parcels of real estate more particularly described in the Schedule of Properties attached hereto as Exhibit C, upon which the Facilities are or shall be located.

            "Reimbursement Contracts" means all third party reimbursement contracts for the Facilities which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including private insurance agreements, and any successor program or other similar reimbursement program and/or private insurance agreements.

            "Rents" means all rent and other payments of whatever nature from time to time payable pursuant to leases of the Properties or the Facilities, or for retail space or other space at the Property (including, without limitation, rights to payment earned under leases for space in the Improvements for the operation of ongoing retail businesses such as newsstands, barbershops, beauty shops, physicians, offices, pharmacies and specialty shops).

            "Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

            1.2 Singular terms shall include the plural forms and vice versa, as applicable, of the terms defined.

            1.3 Terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings, if any, assigned to them by the Uniform Commercial Code in effect in the State of Ohio.

            1.4 All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise specified.

            1.5 All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefor.

                                   ARTICLE II
                        TERMS OF THE LOAN AND CONDITIONS


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                            PRECEDENT TO LOAN CLOSING

            2.1 The Loan. Borrower has agreed to borrow the Loan on a revolving basis from Lender, and Lender has agreed to make the Loan on a revolving basis to Borrower, subject to Borrower's compliance with and observance of the terms, conditions, covenants, and provisions of this Agreement and the other Loan Documents, and Borrower has made the covenants, representations, and warranties herein and therein as a material inducement to Lender to make the Loan. In no event shall the principal amount outstanding at any one time exceed the loan-to-value ratio set forth in Section 2.5(i). Sums borrowed and repaid may be readvanced upon compliance with the terms and conditions of this Agreement.

            2.2 Security for the Loan. The Loan will be evidenced, secured and guaranteed by the Loan Documents.

            2.3 Interest Reserve Account. Subject to the conditions set forth in
Article IV hereof, on the first day of each month, Lender will disburse a portion of the principal of the Note sufficient to pay accrued interest then due and payable on the Note, and the amount thereof shall reduce the balance of the Interest Reserve Account. Under no circumstances shall the undisbursed principal of the Note be disbursed to pay accrued interest thereon upon depletion of the balance of the Interest Reserve Account. Further, the depletion of the Interest Reserve Account shall not in any manner affect or impair the Borrower's obligation to continue to pay all interest accruing on the Loan. In lieu of disbursing principal of the Note to Borrower for payment of accrued interest thereon, Lender may handle such disbursement and payment by making appropriate entries on the books and records of Lender.

            2.4 Fees.

                (a) Commitment Fee. Borrower shall pay or cause to be paid to Lender, on the earlier of the first advance of any Loan proceeds or the sixtieth
(60th) calendar day after acceptance by the Borrower of the Lender's commitment to make the Loan, a non-refundable commitment fee equal to the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00).

                (b) Usage Fees. At the time of each advance by Lender of Loan proceeds, Lender shall be entitled to receive a usage fee in the amount of two percent (2%) of the Loan advance made.

                (c) Repayment Fee. Lender shall be entitled to receive a fee equal to two percent (2%) of any principal amount repaid on the Loan, said repayment fee to be due upon repayment.

            2.5 Documents and Due Diligence Items. Lender's obligation to make the Loan and perform its duties under this Agreement shall be subject to the Lender's receipt,


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review and approval, in its sole discretion, of the following documents and due diligence items:

                (a) In connection with any advance for land acquisition, a complete set of the final Plans with respect to the specific Facility, which must have also been approved by all governmental authorities having jurisdiction therefor;
                (b) In connection with any advance of construction costs, an executed construction contract between Borrower and the General Contractor for construction of the Improvements on the specific property;

                (c) List of all awarded subcontracts in excess of $50,000.00, to the extent available;

                (d) Evidence satisfactory to Lender that Borrower and the persons signing on behalf of Borrower have the capacity and authority to execute and deliver the Loan Documents oft behalf of Borrower. Such documentation shall include, without limitation, copies of its Articles of Incorporation and Bylaws certified as true, complete and in full force and effect by the Secretary of the corporation, and a certified copy of a corporate resolution authorizing the corporation to enter into the Loan and the corporate officers to execute the Loan Documents and a certificate of good standing;

                (e) All taxes, fees and other charges in connection with the execution, delivery and recording of the Loan Documents shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Property, if any, shall have been paid;

                (f) At Borrower's expense, Lender shall be furnished with ALTA policies of title insurance (Form B-1970) covering the Properties, together with such endorsements thereto as Lender may require, containing no exceptions other than those Lender approves, issued in substance and in form by a company or companies acceptable to Lender. Lender may require satisfactory evidence that the Properties meet all applicable requirements of any applicable state or local law or regulation governing subdivision. Lender may require a legal opinion satisfactory to Lender from Borrower's counsel confirming that all of the documents and other matters relating to the Loan are valid, enforceable and binding in accordance with their terms and do not violate any applicable laws, including usury laws and such other and further matters as Lender, in its sole discretion may require regarding the Borrower, the Properties, and/or the Facilities. Lender may further require proof that all permits, consents and approvals required have been obtained, and any condition to such approvals must be acceptable to Lender in its commercially reasonable discretion;

                (g) A current ALTA survey of each Property acceptable to Lender and each title insurance company issuing the title insurance policies referred to above, and certified in a manner satisfactory to Lender by a licensed surveyor acceptable to Lender, showing the legal description, courses and distances of the Property lines, building


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setback lines, rights of way, appurtenant and servient easements, and such other matters as Lender may require and showing no state of facts objectionable to Lender;

                (h) A current report regarding the possible presence of any hazardous substances on, in or around each Property. Such report shall be in form and substance acceptable to Lender, prepared by a registered certified engineer or geologist acceptable to Lender, and shall show no state of facts objectionable to Lender;

                (i) An appraisal of each Property prepared by Lender or by an appraiser satisfactory to Lender. The appraisals shall, among other things, reflect an overall loan to value ratios of not greater than seventy-five percent (75%).

                                   ARTICLE III
                    BORROWER'S REPRESENTATIONS AND WARRANTIES

            To induce Lender to enter into this Agreement, and to make the Loan to Borrower, Borrower represents and warrants to Lender as follows:

            3.1 Existence, Power and Qualification. Borrower is a duly organized and validly existing Ohio corporation, has the power to own its properties and to carry on its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

            3.2 Power and Authority. Borrower has full power and authority to borrow the indebtedness evidenced by the Note and to incur the Loan Obligations provided for herein, all of which have been authorized by all proper and necessary action.

            3.3 Due Execution and Enforcement. Each of the Loan Documents to which Borrower is a party constitutes a valid and legally binding obligation of Borrower, enforceable in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws relating to the rights of creditors generally and by general principles of equity) and does not violate, conflict with, or constitute any default under any law, government regulation, decree, judgment, Borrower's articles of incorporation or bylaws or any other agreement or instrument binding upon Borrower.

            3.4 Pending Matters. No action or investigation is pending or, to the best of Borrower's knowledge, threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of Borrower. The Borrower is not in violation of any agreement, the violation of which might reasonably be expected to have a materially adverse effect on its business or assets, and the Borrower is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which it is subject.


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            3.5 Financial Statements Accurate. All financial statements heretofore or hereafter provided by Borrower are and will be true and complete in all material respects as of their respective dates and fairly present the respective financial conditions of Borrower, and there are no material liabilities, direct or indirect, fixed or contingent, as of the respective dates of such statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. The financial statements of the Borrower have been prepared in accordance with GAAP. There has been no material adverse change in the financial condition, operations, or prospects of Borrower since the dates of such statements except as fully disclosed in writing with the delivery of such statements.

            3.6 Compliance with Licensure Laws. Upon the date of completion of construction of each Facility, such Facility shall be duly licensed as an assisted living facility under the applicable laws of the state where the Facility is located. Borrower is the lawful owner of all Permits for the Facilities, (to the extent the same are obtainable as of the date hereof) which are in full force and effect and constitute all of the permits, licenses and certificates required for the use and occupancy thereof. The Borrower and the operation of each Facility are in compliance in all material respects with the applicable assisted living facility laws, rules, regulations and published interpretations to which each Facility is subject. All Reimbursement Contracts, if any, are in full force and effect with respect to each Facility, and Borrower is in good standing with all the respective agencies governing such applicable licenses, program certification, and Reimbursement Contracts, if any. Borrower is current in the payment of all assessments respect to such Reimbursement Contracts, if any.

            3.7 Payment of Taxes and Property Impositions. Borrower has filed all federal, state, and local tax returns which it is required to file and has paid, or made adequate provision for the payment of, all taxes which are shown pursuant to such returns or are required to be shown thereon or to assessments received by Borrower, including, without limitation, provider taxes. All such returns are complete and accurate in all respects. Borrower has paid or made adequate provision for the payment of all applicable water and sewer charges, ground rents (if applicable) and taxes.

            3.8 Title to Collateral. Borrower has good and marketable title to all of the Collateral, subject to no lien, mortgage, pledge, encroachment, zoning violation, or encumbrance, except those Liens permitted by this Agreement, none of which Liens materially interfere with the security intended to be provided by the Mortgages or the current use of the Properties and the Improvements. All Improvements situated on the Properties are situated wholly within the boundaries of the Properties.

            3.9 Priority of Mortgages. The Mortgages constitute valid first liens against the real and personal property described therein, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only those Liens permitted by this Agreement or those "Permitted Encumbrances" specifically set forth in the Mortgages, none of which Permitted Encumbrances materially interfere with the security intended to


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be provided by the Mortgages or the current use of the Properties and the
Improvements.

            3.10 Location of Chief Executive Offices. The location of Borrower's principal place of business and chief executive office are set forth in Section
10.7 below.
            3.11 Disclosure. All information furnished or to be furnished by Borrower to the Lender in connection with the Loan or any of the Loan Documents, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to provide the Lender with true and accurate knowledge of the subject matter.

            3.12 ERISA. Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            3.13 Ownership. Borrower is a wholly-owned subsidiary of the Guarantor.

            3.14 Proceedings Pending. There are no proceedings pending, or, to the best of Borrower's knowledge, threatened, to acquire through the exercise of any power of condemnation, eminent domain, or similar proceeding any part of any of the Properties, the Improvements or any interest therein, or to enjoin or similarly prevent or restrict the use of the Properties or the operation of the Facilities in any manner.

            3.15 Compliance With Applicable Laws. The Facilities and their operations and the Properties shall comply in all material respects with all covenants and restrictions of record and applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and the regulations thereunder, and all laws, ordinances, rules and regulations relating to zoning, setback requirements and building codes and there are no waivers of any building codes currently in existence for the Facilities. Construction of the Improvements and the intended use, occupancy and operation thereof will in all respects conform to and comply with all covenants, conditions, restrictions and reservations affecting the Properties and with all applicable zoning, environmental protection, use and building codes, laws, regulations and ordinances.

            3.16 Solvency. Borrower is solvent for purposes of 11 U.S.C. Section 548, and the borrowing of the Loan will not render Borrower insolvent for purposes of 11 U.S.C. Section 548.

            3.17 Access to the Properties. All roads, streets, traffic turn lanes and accessways necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate governmental authority or have been dedicated to public use and accepted by said governmental authority, and all necessary steps have been taken by Borrower and said governmental authority to assure the complete construction and installation thereof by the time needed for construction and/or occupancy and operation of the Improvements.

            3.18 Utilities. All utility services and facilities necessary for the construction of the Improvements and the operation thereof for their intended purposes are either available at the boundaries of the Properties, or, if not, all necessary steps have been taken by Borrower and the local authorities or public utility companies which provides such services to assure the complete installation and availability thereof when needed for construction and/or occupancy and operation of the Improvements.

            3.19 Approval of Plans and Budget. The Plans are a true and accurate reflection of the Improvements that Borrower intends to and shall construct on the Properties. The Plans are satisfactory to Borrower and have been approved by Borrower, and have also been approved as required by all governmental bodies or agencies having jurisdiction and by the beneficiary of any restrictive covenant affecting any Property. The Approved Budget attached as Exhibit A reflects Borrower's best true, accurate and complete estimate of the costs shown therein.

            3.21 Incorporation of Representations and Warranties. The request by the Borrower for any advance of Loan proceeds under this Agreement shall constitute a certification by the Borrower that the aforesaid representations and warranties are true and correct as of the date of such request, except with respect to financial statements to the extent that such statements have been prepared with respect to an earlier date.

            3.22 Continuing Accuracy. During the entire period of the term of the Loan, Borrower shall promptly notify Lender of any event which would render any of said misrepresentations and warranties untrue or misleading in any material respect.

                                   ARTICLE IV
                      CONDITIONS PRECEDENT TO LOAN ADVANCES

            4.1 Conditions Precedent to Initial Advance. Lender's obligation to make the initial advance of Loan proceeds with respect to one or more specific Properties pursuant to the terms hereof shall be subject to receipt of the following documents and satisfaction of the following conditions precedent:

                (a) Receipt of evidence satisfactory to Lender (such as "will serve" letters or copies of existing invoices from appropriate governmental entities) of the availability to the Property or Properties of all public utility services and facilities when needed for construction and/or use, occupancy and operation of the Improvements.

                (b) Receipt of evidence satisfactory to Lender that Borrower has complied with all covenants, conditions, restrictions and reservations affecting the Property or Properties, that each affected Property is duly and validly zoned for the intended use, and that Borrower has obtained all zoning, subdivision and environmental approvals, permits and maps required to be obtained in order to construct the Improvements.

                (c) If requested by Lender, a soils and geological report prepared by a licensed engineer acceptable to Lender, certifying in a manner satisfactory to Lender the adequacy of subsoils and the foundation design of the Improvements.

                (d) Receipt and approval by Lender of all building and other permits required for construction of the Improvements in accordance with the Plans.

                (e) Receipt and approval by Lender of a site plan showing the location of any existing improvements, the proposed location of all Improvements to be constructed in accordance with the Plans, and the location of all parking areas, listing the number of parking spaces provided by such parking areas and the number of parking spaces required by applicable zoning ordinances and certified by the Architect to be true and correct based upon the Plans.

                (f) Evidence satisfactory to Lender that the Property or Properties are not located in areas identified as a flood prone areas as defined by the U.S. Department of Housing and Urban Development pursuant to the Flood Disaster Act of 1973.

            4.2 Conditions Precedent to Advances for Working Capital. Lender's obligation to make an advance of Loan proceeds to be used by the Borrower as working capital for its day to day operations pursuant to the terms hereof shall be subject to satisfaction of the following conditions precedent:

                (a) Receipt of evidence satisfactory to Lender of the reasons necessitating Borrower's request for the advance and Borrower's projected use of the funds in its operations, including an estimated budget showing the various areas of the Borrower's operations where specified portions of the advance will be used, such as payroll or utilities expenses. All advances for working capital must be within the amounts reserved therefor in the Approved Budget.

                (b) Receipt of evidence satisfactory to Lender that Borrower's intended uses of the proceeds of the advance will not contravene any term of this Agreement or serve to reduce Lender's security under the Loan Documents.

                (c) At such time as Borrower requests additional advances of Loan proceeds for working capital after the first such advance has been made by Lender, Borrower shall provide Lender with the certified statement of its chief financial officer attaching and attesting to the accuracy of an itemized schedule of Borrower's application of all previous working capital advances.

            4.3 Conditions Precedent to Subsequent Advances. In addition to compliance with the conditions precedent set forth in Section 4.1 hereof, Lender's obligation to make any advance of Loan funds after the initial advance shall be subject to satisfaction of the following conditions precedent:

                (a) Borrower shall be in full compliance and shall not be in Default hereunder or under any of the Loan Documents; provided, however, that Lender may, in its discretion, elect to make advances notwithstanding the existence of a Default, and any advance so made shall be deemed to have been made pursuant to this Agreement and shall be secured by the Loan Documents.

                (b) Neither the Improvements, to the extent then constructed, nor the Properties nor any part thereof shall have been materially damaged, destroyed, condemned or threatened with condemnation, except to the extent Borrower has the right to repair, restore and replace the Improvements, Equipment and/or Inventory pursuant to Section 5.4 below.

                (c) No order or notice shall have been made by, or received from, any governmental agency having jurisdiction stating that the work of construction is or will be in violation of any law, ordinance, code or regulation affecting any Property which order or notice has not been cured, withdrawn or satisfied at the time of such subsequent advance.

                (d) Prior to each disbursement, Lender may, if it determines that such endorsements are necessary to protect its first lien, require such endorsements to its title insurance policy as Lender may, in its commercially reasonable discretion, determine are necessary. The form and substance of such endorsements must be satisfactory to Lender in its commercially reasonable discretion.

                (e) Any additional subcontracts in excess of $50,000.00 not previously approved by Lender must be submitted to and approved by Lender.

                (f) Receipt by Lender of a report from the Architect certifying the amount of such disbursement fairly reflects the value of the work and materials incorporated into the Improvements and that the work being paid for has been satisfactorily completed in accordance with the Plans.

                                    ARTICLE V
                        AFFIRMATIVE COVENANTS OF BORROWER

            Borrower agrees with and covenants unto the Lender that until the Loan Obligations have been paid in full, Borrower shall:

            5.1 Payment of Loan/Performance of Loan Obligations. Duly and punctually pay or cause to be paid the principal and interest of the Note in accordance with its terms and duly and punctually pay and perform or cause to be paid or performed all Loan obligations hereunder and under the other Loan Documents.

            5.2 Maintenance of Existence. Maintain its existence as a corporation, and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes qualification necessary, maintain good standing.

            5.3 Accrual and Payment of Taxes. During each fiscal year, make accurate provision for the payment of all current tax liabilities of all kinds including, without limitation, federal and state income taxes, franchise taxes, payroll taxes, provider taxes (to the extent necessary to participate in and receive maximum funding pursuant to Reimbursement Contracts), taxes, all required withholding of income taxes of employees, all required old age and unemployment contributions, and all required payments to employee benefit plans, and pay the same when they become due.

            5.4 Insurance. At all times while the Loan Obligations are outstanding, maintain (and provide satisfactory evidence thereof to Lender) the following insurance:

                (a) Professional liability insurance in at least the amount of $1,000,000.00 per occurrence, $2,000,000.00 in the aggregate, with a $10,000,000.00 umbrella policy which includes coverage for professional liability;

                (b) General liability insurance in an amount equal to at least $1,000,000.00 per occurrence, $3,000,000.00 aggregate, with a $10,000,000.00 umbrella policy;

                (c) Until completion of construction of Improvements, all risk course of construction insurance with Lender's loss payable endorsement attached to a Builder's Risk Completed Value non-reporting form of policy (provided that in no event may the amount of coverage to be maintained by Borrower be less than the amount of coverage necessary to eliminate any risk of co-insurance of loss).

                (d) Upon completion of the construction of any Improvements, "all-risk" coverage on such Improvements, Equipment and Inventory in an amount not less than the replacement cost thereof, insuring against such potential causes of loss as shall be required by Lender, including but not limited to loss or damage from wind, fire, ice, and subsidence, and, if customary for the geographic area and if requested by Lender, earthquake;

                (e) After completion of construction and occupancy of any proposed Improvements, business interruption insurance (including rental value if any such Property or Facility is leased in whole or part) equal to not less than twelve (12) months estimated gross revenues less expenses not ordinarily incurred during the period of business interruption; and

                (f) Worker's compensation insurance for all General Contractors and as required by the laws of the state where each Property is located.

            Each of the policies described in Section 5.4 (a) and (b) shall name the Lender as an additional insured. Each of the policies described in Section 5.4(c) and 5.4(d) shall name Lender as mortgagee and loss payee under a standard noncontributory mortgagee and lender loss payable clause, and shall provide that Lender shall receive not less than thirty (30) days written notice prior to cancellation or modification. The proceeds of any of the policies described in
Section 5.4(c) and 5.4(d) shall be payable by check and shall be payable to Borrower and Lender unless an Event of Default has occurred and is continuing in which event such proceeds shall be payable to Lender, delivered to Lender, and such proceeds shall be applied by Lender, at its sole option, either (i) to the full or partial payment or prepayment of the Loan obligations, or (ii) to the repair and/or restoration of the Improvements, Equipment and Inventory damaged or taken. Each of the policies described in Section 5.4(c) and 5.4(d) must be written by an insurer having a rating of A or better from Standard & Poors, and Fitch Investors Service and a Best rating acceptable to Lender.

            Notwithstanding the foregoing, Lender agrees that Lender shall make the net proceeds of insurance or condemnation (after payment of Lender's reasonable costs and expenses) available to Borrower for Borrower's repair, restoration and replacement of the Improvements, Equipment and Inventory damaged or taken on the following terms and subject to Borrower's satisfaction of the following conditions:

                (a) The aggregate amount of all such proceeds shall not exceed the aggregate amount of all such Loan Obligations;

                (b) At the time of such loss or damage and at all times thereafter while Lender is holding any portion of such proceeds, there shall exist no Default or Event of Default;

                (c) The Improvements, Equipment, and Inventory for which loss or damage has resulted shall be capable of being restored to its preexisting-condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior to the earlier to occur of
(i) the expiration of business interruption insurance as determined by an independent inspector or (ii) the Maturity Date;

                (d) Within thirty (30) days from the date of such loss or damage Borrower shall have given Lender a written notice electing to have the proceeds applied for such purpose;

                (e) Within seventy-five (75) days following the date of notice under the preceding subparagraph (c) (unless Lender agrees to extend such time period based on evidence that Borrower is diligently proceeding to satisfy the requirements described below as determined by Lender in its commercially reasonable discretion) and prior to any proceeds being disbursed to Borrower, Borrower shall have provided to Lender all of the following:

                i. complete plans and specifications for restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by (c) above,

                ii. if loss or damage exceeds $50,000, fixed price or guaranteed maximum cost construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

                iii. builder's risk insurance for the full cost of construction with Lender named under a standard mortgagee loss-payable clause,

                iv. evidence that such additional funds, as in Lender's reasonable opinion are necessary, are available to complete such repair, restoration and replacement, and

                v. copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications;

                (f) Lender may, at Borrower's expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of proceeds as work progresses;


                (g) No portion of such proceeds shall be made available by Lender for architectural reviews or for any other purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory for which a loss or damage has occurred unless the same are covered by such insurance;

                (h) Borrower shall diligently pursue such work and shall complete such work prior to the earlier to occur of the expiration of business interruption insurance or the Maturity Date;

                (i) Each disbursement by Lender of such proceeds and deposits shall be funded subject to the conditions hereof and in accordance with the terms hereof;

                (j) Lender shall have a first lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such proceeds, and Borrower shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as Lender shall request to create, evidence, or perfect such lien and security interest; and

                (k) In the event and to the extent such proceeds are not required or used for the repair, restoration and replacement of the Improvements, Equipment and Inventory for which a loss or damage has occurred, or in the event Borrower fails to timely make the election to have insurance proceeds applied to the restoration of the Improvements, Equipment, or Inventory, or, having made such election, fails to timely comply with the terms and conditions set forth herein, or, if the conditions set forth herein for such application are otherwise not satisfied, then Lender shall be entitled upon ten (10) days prior written notice to Borrower or upon prior consent from Borrower to apply such proceeds, or the balance thereof, at Lender's option either (i) to the full or partial payment or prepayment of the Loan obligations (without premium) in the manner aforesaid, or (ii) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory for which a loss or damage has occurred.

            Borrower appoints Lender as Borrower's attorney-in-fact only upon an Event of Default to cause the issuance of or an endorsement of any insurance policy to bring Borrower into compliance herewith and, as limited above, at Lender's sole option, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; however, in no event will Lender be liable for failure to collect any amounts payable under any insurance policy.

            5.5 Financial and Other Information. Provide Lender the following financial statements and information on a continuing basis during the term of the Loan:

                (a) Within forty-five (45) days after the end of each calendar quarter, unaudited (internally prepared in accordance with GAAP) financial statements of Borrower, which statements shall include a balance sheet and a statement of income and expenses for the quarter then ended, certified by the chief financial officer of Borrower, to be true and correct.

                (b) Beginning with the calendar quarter ending on December 31, 1998, and continuing each successive calendar quarter thereafter, within forty-five (45) days of the end of each such calendar quarter, quarterly financial operating statements of the operations of each Facility, prepared in accordance with GAAP, which such statements shall include a balance sheet and statement of income and expenses for the quarter then ended, certified by a financial officer of the Borrower to be true and correct.

                (c) With respect to each Facility, within five (5) days of receipt, any and all written notices from any and all licensing and/or certifying agencies that the applicable Facility license and/or the Permits are being downgraded to a substandard category, revoked, or suspended or that any such action is pending.

                (d) Within forty-five (45) days of the end of each calendar quarter, a certificate of the chief financial officer of the Borrower confirming compliance with the covenants and requirements set forth above.

            The Lender further reserves the right to require such other financial information of Borrower, and/or each Facility, in such form and at such other times (including monthly or more frequently) as Lender shall deem necessary, and Borrower agrees promptly to provide or to cause to be provided, such information to Lender. Lender may from time to time reasonably request such further financial information as Lender deems advisable for administration of the Loan.

            5.6  Compliance Certificate. INTENTIONALLY OMITTED.

            5.7 Books and Records. With respect to each Facility, keep and maintain at all times at the Facility, and upon Lender's request shall make available at the Facility, complete and accurate books of account and records (including copies of supporting bills and invoices) adequate to reflect correctly the results of the operation of the Facility, and copies of all written contracts, leases (if any), and other instruments which affect the Property where the Facility is located, which books, records, contracts, leases (if any) and other instruments shall be subject to examination and inspection at any reasonable time by Lender (upon reasonable advance notice, which for such purposes only may be given orally, except in the case of an emergency or following an Event of Default, in which case no advance notice shall be required), provided, however, if an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books, records, contracts, leases (if any) and other instruments relating to the Facility or its operation and Borrower authorizes Lender to obtain a credit report on Borrower at any time.

            5.8  Payment of Indebtedness. INTENTIONALLY OMITTED

            5.9 Records of Accounts. Maintain all records, including records pertaining to the Accounts of Borrower, at the chief executive office of Borrower as set forth in this Agreement.

            5.10 Conduct of Business. With respect to each Facility, conduct the operation of the Facility at all times in a manner consistent with the following:

                  i. maintain the standard of care for the residents of the Facility at all times at a level necessary to ensure quality care for the residents of the Facility in accordance with customary and prudent industry standards;

                  ii. operate the Facility in a prudent manner and in compliance with applicable laws and regulations relating thereto and cause to be obtained and maintained all Permits, Reimbursement Contracts, and any other agreements necessary for the use and operation of the Facility or as may be necessary for participation in applicable reimbursement programs;

                  iii. maintain sufficient Inventory and Equipment of types and quantities at the Facility to enable Borrower adequately to perform operations of Facility; and

                  iv. keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition.

            5.11 Periodic Surveys. INTENTIONALLY OMITTED

            5.12 Debt Service Coverage Requirements. INTENTIONALLY OMITTED

            5.13 Capital Expenditures. INTENTIONALLY OMITTED

            5.14 Management Agreement. INTENTIONALLY OMITTED

            5.15 Updated Appraisals. INTENTIONALLY OMITTED

            5.16 Comply with Covenants and Laws. Comply, in all material respects, with all applicable covenants and restrictions of record and all laws, ordinances, rules and regulations and keep the Facilities and the Properties in compliance with all applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and regulations promulgated thereunder, and laws, ordinances, rules and regulations relating to zoning, health, building codes, setback requirements, Medicaid and Medicare laws and keep the Permits for the Facilities in full force and effect.

            5.17 Taxes and Other Charges. Subject to any right the Borrower may have to contest the same as set forth in the Mortgages, pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against the Properties, except Liens to the extent permitted by this Agreement.

            5.18 Commitment Letter. If any term of the Commitment Letter shall conflict with the terms of this Agreement, this Agreement shall govern and control.

            5.19 Certificate. Upon Lender's written request, furnish Lender with a certificate stating that Borrower has complied with and is in compliance with all terms, covenants and conditions of the Loan Documents to which Borrower is a party and that there exists no Default or Event of Default or, if such is not the case, that one or more specified events have occurred, and that the representations and warranties contained herein are true and correct with the same effect as though made on the date of such certificate.

            5.20 Notice of Fees or Penalties. Immediately notify Lender, upon Borrower's receipt of written notice, of the assessment by any federal, state, or local health or licensing agency of any fines or penalties against Borrower or any Facility.

            5.21 Inspector. Borrower shall pay all reasonable fees and expenses of any Inspector.

            5.22 Construction Start and Completion. Once commenced, Borrower shall diligently proceed with construction of the Improvements, in a good and workmanlike manner in accordance with the Plans, and shall complete construction of the Improvements in accordance with the Plans. Borrower will, forthwith upon completion of the Improvements, cause the same to be inspected by each appropriate governmental body, shall correct any defects and deficiencies which may be disclosed by any such inspection and shall cause to be duly issued all occupancy certificates and other licenses, permits and authorizations necessary for the operation and occupancy of the Property.

            5.23 Protection Against Liens. Borrower agrees to pay and discharge all claims for labor performed and material and services furnished in connection with construction of the Improvements, to diligently record or procure the recordation of a valid notice of completion, if applicable, upon completion of construction, to diligently record or procure for recordation of a notice of cessation, if applicable, in the event of a cessation of labor, on the work of the Improvements for a continuous period of thirty (30) days or more, and to take all other steps necessary to forestall the assertion of claims or liens either against any Property, or the Improvements, or any part thereof or right or interest appurtenant thereto, or of claims against Lender or the Loan proceeds. Nothing herein contained shall require Borrower to pay any claims for labor, materials or services which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting; provided, however, that not later than thirty (30) days after the notice of the filing of any claim or lien against the Property which is disputed or contested by Borrower, Borrower shall either (a) record a surety bond sufficient to release said claim or lien and promptly give notice of such recordation to the lienholder or claimant, or (b) make other arrangements therefor satisfactory to Lender. Lender shall not be required to extend the Maturity Date of the Loan by reason of Borrower's failure to pay such claims.

            5.24 Construction Inspections. Lender and its representatives, including the Inspector, shall have the right at all reasonable times during regular business hours (and at any time in the event of an emergency) to enter upon the Properties and inspect the work of construction to determine that the same is in conformity with the Plans and all of the requirements hereof. If in Lender's judgment it is necessary, Lender shall have the further right, from time to time, to retain a consultant or consultants, at Borrower's expense, to inspect the work and verify compliance by Borrower with the provisions hereof. Borrower understands and agrees that said inspections are for the sole purpose of protecting Lender's Loan advances and security for the Loan and are made solely for the Lender's benefit; that such inspections may be superficial and general in nature, primarily to inform Lender of the progress of construction of the Improvements and that, in any event, Borrower shall not be entitled to rely on any such inspection(s) as constituting Lender's approval, satisfaction or acceptance with respect to materials, workmanship, conformance to Plans or otherwise. Borrower hereby agrees to make its own inspections of the construction to determine that the quality of the Improvements and all other requirements of the work of construction financed by the Loan are being performed in a manner satisfactory to Borrower, and Borrower agrees to immediately notify Lender in writing should the same show any work to be unsatisfactory in any manner. without limiting the foregoing, Borrower shall permit Lender to examine and copy all books and account records and other papers relating to the Properties and the construction of the Improvements; and Borrower will use its best efforts to cause all contractors, subcontractors and materialmen to cooperate with Lender to enable it to do so.

            5.25 Construction and Repairs. Borrower shall complete or restore promptly and in good workmanlike manner any Improvement which may be constructed, damaged, or destroyed and pay when due all costs incurred therefor. Borrower shall replace any work or materials which do not fully comply with the plans and specifications approved by Lender, or are in some other manner in violation of this Agreement within fifteen (15) days after written notice to Borrower of such fact. Work shall not cease on the construction of the Improvements for any reason whatsoever for a period of fifteen (15) consecutive days unless and to the extent that such delay is occasioned by causes beyond the control of Borrower.

            5.26 Notify Lender of Litigation or Compliance. Borrower shall promptly notify Lender in writing of any litigation or litigation threatened in writing affecting Borrower, any Facility and/or Property or any part thereof, and of all complaints or charges made by any Governmental Authority affecting the Borrower or any Property or Facility.

                                   ARTICLE VI
                         NEGATIVE COVENANTS OF BORROWER

            Until the Loan Obligations have been paid in full, Borrower shall not:

            6.1 Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits or Reimbursement Contracts (including rights to payment thereunder) pertaining to the Facilities, or assign, transfer, or remove or permit any other person to assign, transfer, or remove any records pertaining to any Facility including, without limitation, resident records, medical and clinical records (except for removal of such resident records as directed by the residents owning such records), without Lender's prior written consent, which consent may be granted or refused in Lender's sole discretion.

            6.2 No Liens; Exceptions. Create, incur, assume or suffer to exist any Lien upon or with respect to any Facility, any of its properties, rights, income or other assets relating thereto, including, without limitation, the Collateral whether now owned or hereafter acquired, other than the following permitted Liens:

                (a) Liens at any time existing in favor of the Lender;

                (b) Inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies, provided payment shall not be delinquent and, if such Lien is a lien upon any of the Properties or Improvements, such Lien must be fully disclosed to Lender and bonded off and removed from such Property or Properties and Improvements in a manner satisfactory to Lender;

                (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received with respect to property acquired) entered into in the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds;

                (d) Liens for current year's taxes, assessments or governmental charges or levies provided payment thereof shall not be delinquent; and

                (e) "Permitted Encumbrances" upon the Property, as defined in the Mortgages.

            6.3 Merger, Consolidation, etc. Consummate any merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now or hereafter acquired), without the prior written consent of the Lender, which consent may be granted or refused in Lender's sole discretion.

            6.4 Disposition of Assets. Sell, lease, transfer or otherwise dispose of any material portion of its assets without the prior written consent of the Lender, which consent may be granted or refused in Lender's commercially reasonable discretion.

            6.5 Change of Business. Make any material change in the nature of its business as it is being conducted as of the date hereof.

            6.6 Changes in Accounting. Change its methods of accounting, unless such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default or Default had such change not taken place.

            6.7 ERISA Funding and Termination. Permit (a) the funding requirements of ERISA with respect to any employee plan to be less than the minimum required by ERISA at any time, or (b) any employee plan to be subject to involuntary termination proceedings at any time.

            6.8 INTENTIONALLY OMITTED

            6.9 Transfer of Ownership Interests. Permit a change in the ownership interests of the Persons comprising the Borrower unless the written consent of the Lender is first obtained, which consent may be granted or refused in Lender's sole discretion.

            6.10 Change of Use. With respect to any Facility, alter or change the use of the Facility or permit any management agreement for the Facility or enter into any operating lease for the Facility, unless Borrower first notifies Lender and provides Lender a copy of the proposed lease agreement or management agreement, obtains Lender's written consent thereto, which consent may be withheld in Lender's sole discretion, and obtains and provides Lender with a subordination agreement in form satisfactory to Lender, as determined by Lender in its sole discretion, from such manager or lessee subordinating to all rights of Lender.
            6.11 Place of Business. Change its chief executive office or its principal place of business without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information and amendatory financing statements as Lender may request in connection therewith.

            6.12 INTENTIONALLY OMITTED

            6.13 Changes to Plans. There shall be no material change of any of the Plans or working drawings, whether by change order or otherwise, without the prior written approval of Lender, and, to the extent that such approvals may be required, the prior written approval of all appropriate governmental authorities. As a condition to its approval of any change, Lender may require verification that the change will not "materially" increase the total cost of constructing the Improvements or increase the time required to complete their construction. If the proposed change may affect the Approved Budget, Borrower shall follow the procedure described in Section 7.1(d) hereof in requesting Lender to approve such change. For purposes herein, "materially" shall mean any single change order to any General Contractor's construction contract in excess of $50,000.00 or any change orders in excess of $250,000.00 in the aggregate.

            6.14 Personal Property Incorporation. No materials, equipment or fixtures shall be purchased or installed in the Improvements under any security agreement, conditional sales contract or other agreement wherein the seller reserves a security interest in, or the right to remove or to repossess, such items or to consider them personal property after their incorporation into the work of construction without Lender's written consent. All personal property or construction material for which Lender advances Loan proceeds is to be stored on the Property and in Lender's judgment must be reasonably secure from damage and theft and fully insured at all times.

                                   ARTICLE VII
                           DISBURSEMENT OF LOAN FUNDS

            7.1 Advances of Loan Funds. Unless Lender elects otherwise in Lender's sole discretion, all advances of the Loan shall be made in accordance with the following:

                (a) At the time of the requested advance, Borrower must (i) not be in default under this Agreement, the Note or any other Loan Document; (ii) have cured any non-performance of any event which, after notice thereof by Lender, with the passage of time could constitute a Default or an Event of Default; and (iii) have met all material requirements of any Governmental Authority pertaining to Borrower, the Properties, or the Facilities.

                (b) Subject to the provisions of this Agreement, advances will be made by Lender only for payment of those items shown in the Approved Budget.

                (c) Disbursements of Loan proceeds for construction items shall be made within seven (7) days after Borrower's compliance with the terms hereof. Construction disbursements will be made to Borrower upon receipt by Lender of:

                        i. A schedule of estimated monthly disbursements, which must be updated each month and accompany each disbursement request;

                        ii. Requisition forms approved by Lender (as may be
            changed by Lender from time to time), showing a complete and detailed breakdown, including, but not limited to, the total amount actually expended by Borrower and that portion of costs actually reimbursed to Borrower;

                        iii. Satisfactory certification from Borrower and the
            General Contractor that all Loan proceeds previously received and currently requested have been or will be disbursed in a timely manner solely in payment of costs authorized by the Approved Budget and actually incurred;

                        iv. Appropriate lien releases from the General Contractor paid with the Loan disbursements made during the prior month.

                (d) Prior to any advance of Loan proceeds for costs incurred in connection with the development or construction of the Improvements which are not within the Approved Budget, Borrower shall furnish Lender with a statement of additional expenses which covers all additional costs which are to be incurred in connection with the acquisition and development of the Property and the portions thereof to be financed by the Loan, with the dollar cost breakdown in such detail as Lender may require, including verification of any costs specified by Lender.

                (e) Advances of working capital shall be made upon five (5) business days notice after receipt of a disbursement request complying with the terms of this Agreement.

            7.2 Payment to Lender or Third Parties. Notwithstanding anything to the contrary herein contained, at Lender's election, without further notice to or authorization by Borrower, Lender may use and disburse Loan proceeds to pay or provide, as and when due, any Loan or commitment fees owing to Lender as set forth in Section 2.4 above, interest on the Loan and such other sums as may be owing to Lender or to any third parties with respect to the Loan.

                                  ARTICLE VIII
                              ENVIRONMENTAL HAZARDS

            8.1 Prohibited Activities and Conditions. Except for matters described in Section 8.2, Borrower shall not cause or permit any of the following:

                (a) The presence, use, generation, release, treatment, processing, storage (including storage in above ground and underground storage tanks), handling, or disposal of any Hazardous Materials in, on or under any Property or any Improvements;

                (b) The transportation of any Hazardous Materials to, from, or across any Property;

                (c) Any occurrence or condition on any Property or in the Improvements or any other property of Borrower that is adjacent to any Property, which occurrence or condition is or may be in violation of Hazardous Materials Laws; or

                (d) Any violation of or noncompliance with the terms of any Environmental Permit with respect to any Property, the Improvements or any property of Borrower that is adjacent to any Property.

The matters described in clauses (a) through (d) above are referred to collectively in this Article VIII as "Prohibited Activities and Conditions" and individually as a "Prohibited Activity and Condition."

            8.2 Exclusions. Notwithstanding any other provision of Article 8.1 to the contrary, "Prohibited Activities and Conditions" shall not include the safe and lawful use, transportation and storage of quantities of (1) pre-packaged supplies, medical waste, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable Facilities, (2) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by occupants of the Facilities; and (3) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the parking areas of the Properties, so long as all of the foregoing are used, stored, handled, transported and disposed of in compliance with Hazardous Materials Laws.

            8.3 Preventive Action. Borrower shall take all appropriate steps (including the inclusion of appropriate provisions in any Leases approved by Lender which are executed after the date of this Instrument) to prevent its employees, agents, contractors, tenants and occupants of the Facilities from causing or permitting any Prohibited Activities and Conditions.

            8.4 0 & M Program Compliance. INTENTIONALLY OMITTED

            8.5 Borrower's Environmental Representations and Warranties. Borrower represents and warrants to Lender that, except as previously disclosed by Borrower to Lender in writing:

                (a) Borrower has not at any time caused or permitted any Prohibited Activities and Conditions.

                (b) No Prohibited Activities and Conditions exist or have existed.

                (c) The Properties and the Improvements do not now contain any underground storage tanks, and, to the best of Borrower's knowledge after reasonable and diligent inquiry, the Properties and the Improvements have not contained any underground storage tanks in the past. If there is an underground storage tank located on any Property or the Improvements which has been previously disclosed by Borrower to Lender in writing, that tank complies with all requirements of Hazardous Materials Laws.

                (d) Borrower has complied with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials. Without limiting the generality of the foregoing, Borrower has obtained all Environmental Permits required for the operation of the Properties and the Improvements in accordance with Hazardous Materials Laws now in effect and all such Environmental Permits are in full force and effect. No event has occurred with respect to the Properties and/or Improvements that constitutes, or with the passing of time or the giving of notice would constitute, noncompliance with the terms of any Environmental Permit.

                (e) There are no actions, suits, claims or proceedings pending or, to the best of Borrower's knowledge after reasonable and diligent inquiry, threatened that involve the Properties and/or the Improvements and allege, arise out of, or relate to any Prohibited Activity and Condition.

                (f) Borrower has not received any complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Properties, the Improvements or any other property of Borrower that is adjacent to the Properties. The representations and warranties in this Article VIII shall be continuing representations and warranties that shall be deemed to be made by Borrower throughout the term of the Loan evidenced by the Note, until the Loan Obligations have been paid in full.

            8.6 Notice of Certain Events. Borrower shall promptly notify Lender in writing of any and all of the following that may occur:

                (a) Borrower's discovery of any Prohibited Activity and Condition.

                (b) Borrower's receipt of or knowledge of any written complaint, order, notice of violation or other communication from any Governmental Authority or other person with regard to present, or future alleged Prohibited Activities and Conditions or any other environmental, health or safety matters affecting the Properties, the Improvements or any other property of Borrower that is adjacent to the Properties.

                (c) Any representation or warranty in this Article VI which becomes untrue at any time after the date of this Agreement.

            Any such notice given by Borrower shall not relieve Borrower of, or result in a waiver of, any obligation under this Agreement, the Note, or any of the other Loan Documents.

            8.7 Costs of Inspection. Borrower shall pay promptly the costs of any environmental inspections, tests or audits required by Lender in connection with any foreclosure or deed in lieu of foreclosure, or, if required by Lender, as a condition of Lender's consent to any Transfer of any Property or portion thereof, or required by Lender following a reasonable determination by Lender that Prohibited Activities and Conditions may exist. Any such costs incurred by Lender (including the fees and out-of pocket costs of attorneys and technical consultants whether incurred in connection with any judicial or administrative process or otherwise) which Borrower fails to pay promptly shall become an additional part of the Loan Obligations.

            8.8 Remedial Work. If any investigation, site monitoring, containment, clean-up, restoration or other remedial work ("Remedial Work") is necessary to comply with any Hazardous Materials Law or order of any Governmental Authority that has or acquires jurisdiction over the Properties, the Improvements or the use, operation or improvement of the Properties under any Hazardous Materials Law, Borrower shall, by the earlier of (1) the applicable deadline required by Hazardous Materials Law or (2) thirty (30) days after notice from Lender demanding such action, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and shall in any event complete such work by the time required by applicable Hazardous Materials Law. if Borrower fails to begin on a timely basis or diligently prosecute any required Remedial Work, Lender may, at its option, cause the Remedial Work to be completed, in which case Borrower shall reimburse Lender on demand for the cost of doing so. Any reimbursement due from Borrower to Lender shall become part of the Loan Obligations.

            8.9 Cooperation with Governmental Authorities. Borrower shall cooperate with inquiry by any Governmental Authority and shall comply with any governmental or judicial order which arises from any alleged Prohibited Activity and Condition.

            8.10 Indemnity.

                        (a) Borrower shall hold harmless, defend and indemnify
(i) Lender, (ii)
the officers, directors, partners, agents, shareholders, employees and trustees of any of the foregoing, and (iii) the heirs, legal representatives, successors and assigns of each of the foregoing (together, the "Indemnitees") against all proceedings, claims, damages, losses, expenses, penalties and costs (whether initiated or sought by any Governmental Authority or private parties), including commercially reasonable fees and out of pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any of the following:


                1. Any breach of any representation or warranty of Borrower in this Article VIII.

                2. Any failure by Borrower to perform any of its obligations under this Article VIII.

                3. The existence or alleged existence (by any applicable Governmental Authority) of any Prohibited Activity and Condition.

                4. The presence or alleged presence of Hazardous Materials in, on, around or under any Property, the Improvements or any property of Borrower that is adjacent to any Property, or Materials Law.

                5. Actual or alleged violation of any Hazardous

                (b) Counsel selected by Borrower to defend Indemnitees shall be subject to the approval of those Indemnitees. Notwithstanding anything contained herein, any Indemnitee may elect to defend any claim or legal or administrative proceeding at the Borrower's expense if such Indemnitee has reason to believe that its interests are not being adequately represented or diverge from other interests being represented by such counsel. Nothing contained herein shall prevent an Indemnitee from employing separate counsel in any such action at any time and participating in the defense thereof at its own expense.

                (c) Borrower shall not, without the prior written consent of those Indemnitees who are named as parties to a claim or legal or administrative proceeding (a "Claim") settle or compromise the Claim if the settlement W results in the entry of any judgment that does not include as an unconditional term the delivery by the claimant or plaintiff to Lender of a written release of those Indemnitees, satisfactory in form and substance to Lender; or (ii) may materially and adversely affect any Indemnitee, as determined by such Indemnitee in its sole discretion.

                (d) The liability of Borrower to indemnify the Indemnitees shall not be limited or impaired by any of the following, or by any failure of Borrower to receive notice of or consideration for any of the following:

                    1. Any amendment or modification of any Loan Document.

                    2. Any extensions of time for performance required by any of the Loan Documents.

                    3. The accuracy or inaccuracy of any representations and warranties made by Borrower under this Instrument or any other Loan Document.

                    4. The release of Borrower or any other person, by Lender or by operation of law, from performance of any obligation under any of the Loan Documents.

                    5. The release or substitution in whole or in part of any security for the Loan obligations. 6. Lender's failure to properly perfect any lien or security interest given as security for the Loan Obligations.

                (e) Borrower shall, at its own cost and expense, do all of the following:

                    1. Pay or satisfy any judgment or decree that may be entered against any Indemnitee or Indemnitees in any legal or administrative proceeding incident to any matters against which Indemnitees are entitled to be indemnified under this Article VIII.

                    2. Reimburse Indemnitees for any expenses paid or incurred in connection with any matters against which Indemnitees are entitled to be indemnified under this Article VIII.

                    3. Reimburse Indemnitees for any and all expenses, including commercially reasonable fees and costs of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Indemnitees of their rights under this Article VIII, or in monitoring and participating in any legal or administrative proceeding.

                (f) in any circumstances in which the indemnity under this
Article VIII applies, Lender may employ its own legal counsel and consultants to prosecute, defend or negotiate any claim or legal or administrative proceeding and Lender, with the prior written consent of Borrower (which shall not be unreasonably withheld, delayed or conditioned) may settle or compromise any action or legal or administrative proceeding. Borrower shall reimburse Lender upon demand for all costs and expenses incurred by Lender, including all costs of settlements entered into in good faith, and the commercially reasonable fees and out of pocket expenses of such attorneys and consultants.

                (g) The provisions of this Article VIII shall be in addition to any and all other obligations and liabilities that Borrower may have under the applicable law or under the other Loan Documents, and each Indemnitee shall be entitled to indemnification under this Article VIII without regard to whether Lender or that Indemnitee has exercised any rights against the Property and/or the Improvements or any other security, pursued any rights against any guarantor, or pursued any other rights available under the Loan Documents or applicable law. If Borrower consists of more than one person or entity, the obligation of those persons or entities to indemnify the Indemnitees under this Article VIII shall be joint and several. The obligations of Borrower to indemnify the Indemnitees under this Article VIII shall survive any repayment or discharge of the Loan obligations, any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the lien of the Mortgage.

                                   ARTICLE IX
                         EVENTS OF DEFAULT AND REMEDIES

            9.1 Events of Default. The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:


                (a) The failure by Borrower to pay any installment of principal, interest, or other charges required under the Note, within ten (10) days after notice from Lender that the same has become due (provided, however, that Lender shall not be obligated to provide such notice more than once during the term of the Loan in which event such cure period for failure to pay shall be within ten
(10) days after the same becomes due); or

                (b) Borrower's violation of any covenant set forth in Article VI hereof; or

                (c) Borrower's failure to deliver or cause to be delivered the financial statements and information set forth in Section 5.5 above within the times required and such failure is not cured within thirty (30) days following Lender's written notice to Borrower thereof; or

                (d) The failure of Borrower properly and timely to perform or observe any covenant or condition set forth in this Agreement (other than those specified in (a) and (b) of this Section) or any other Loan Documents which is susceptible of being cured and is not cured within any applicable cure period as set forth herein or, if no cure period is specified therefor, is not cured within thirty (30) days of Lender's notice to Borrower of such Default; or

                (e) The filing by Borrower or Guarantor of a voluntary petition, or the adjudication the Borrower or Guarantor, or the filing by the Borrower or Guarantor of any petition or answer seeking or acquiescing, in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if the Borrower or Guarantor should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the mailing of any general assignment for the benefit of creditors or the admission in writing by the Borrower of its inability to pay its debts generally as they become due; or

                (f) The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against Borrower or Guarantor which such petition seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of the Borrower or Guarantor or of all or any substantial part of its properties or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

                (g) Any change in the ownership interests of the Borrower, unless the written consent of the Lender is first obtained, which consent may be granted or refused in Lender's sole discretion; or (h) Unless otherwise permitted hereunder or under any other Loan Documents, the sale, transfer, lease, assignment, or other disposition, voluntarily or involuntarily, of the Collateral, or any part thereof, or except for permitted Liens as described in
Section 6.2 above, any further encumbrance of the Collateral, unless the prior written consent of Lender is obtained which consent will not be unreasonably withheld; or

                (i) Any breach by Borrower or Guarantor under that certain merger agreement dated October 18, 1998, between Guarantor and Lender (the "Merger Agreement"); or

                (j) Any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of Borrower or Guarantor pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein or in any Loan Documents) or as an inducement to Lender to make the Loan to Borrower, proves to have been false in any material respect at the time when the facts therein set forth were stated or certified, or proves to have omitted any substantial contingent or unliquidated liability or claim against Borrower or Guarantor or on the date of execution of this Agreement there shall have been any materially adverse change in any of the acts previously disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed to Lender in writing at or prior to the time of such execution; or

                (k) The failure of Borrower to correct, within the time deadlines set by any applicable licensing agency, any deficiency which would result in the following actions by such agency with respect to any Facility:

                    (1) a termination of any Reimbursement Contract or any Permit; or

                    (2) a ban on new admissions generally; or

                (1) The Borrower or any Facility should be assessed fines or penalties by any state health or licensing agency having jurisdiction over such Persons or any Facility in excess of $25,000; or

                (m) A final judgment shall be rendered by a court of law or equity against Borrower or Guarantor, and the same shall remain undischarged for a period of thirty (30) days, unless such judgment is either (i) fully covered by collectible insurance and such insurer has within such period acknowledged such coverage in writing, or (ii) although not fully covered by insurance, enforcement of such judgment has been effectively stayed, such judgment is being contested or appealed by appropriate proceedings and Borrower or Guarantor, has established reserves adequate for payment in the event the Borrower or Guarantor is ultimately unsuccessful in such contest or appeal and evidence thereof is provided to Lender; or

                (n) The occurrence of any materially adverse change in the financial condition or prospects of Borrower or Guarantor, or the existence of any other condition which, in Lender's reasonable determination, in either case constitutes a material impairment of Borrower's or Guarantor's ability to operate the Facilities or of such Borrower's or Guarantor's ability to perform its obligations under the Loan Documents, and if such condition is capable of being cured, is not remedied within thirty (30) days after written notice; or

                (o) The filing of any claim or lien against the Properties or any part thereof provided, however, that no default shall exist hereunder as long as Borrower has fully complied with Section 5.23 of this Agreement; or

                (p) Any material deviation in the work of construction from the Plans without the approval of Lender, or the appearance of defective workmanship or materials, which deviations or defects are not corrected or substantially corrected within twenty (20) days after receipt of written notice thereof from Lender to Borrower; or

                (q) With respect to any Property, any of the Improvements encroach over the Property or setback lines or upon an easement, or any structure upon an adjoining Property encroaches upon the Property; or

                (r) The work of construction is delayed or suspended for a period of twenty (20) consecutive calendar days or more for any reason except those which Lender determines to be beyond the reasonable control of Borrower, or the work of construction does not proceed with due diligence, or is not completed by the Completion Date or such later date as Lender may elect; or

                (s) The expenditure by Borrower of any portion of the Loan proceeds on any item, other than the items listed on the then-current Approved Budget; or

                (t) Borrower's failure to timely comply with the conditions and obligations contained in Article IV; or

                (u) Borrower fails to diligently continue construction of the Improvements once commenced or fails to satisfy all of the conditions of this Loan Agreement with respect to disbursement of Loan proceeds for costs of such construction, on or before the expiration of thirty (30) days after the date of this Agreement; or

                (v) There occurs a default under the terms of a construction contract by Borrower not cured within thirty (30) days from the occurrence thereof.

            Notwithstanding anything in this Section, all requirements of notice shall be deemed eliminated if Lender is prevented from declaring an Event of Default by bankruptcy or other applicable law. The cure period, if any, shall then run from the occurrence of the event or condition of Default rather than from the date of notice.

            9.2 Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, the Lender may, at its option:

                (a) Immediately terminate any further advance of Loan proceeds hereunder, and from time to time apply all or any part of the undisbursed Loan proceeds, to payment of accrued interest under the Note and/or upon any other obligations of Borrower hereunder or under the Loan Documents.

                (b) Declare the entire unpaid principal of the Loan obligations to be, and the same shall thereupon become, immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived.

                (c) Enter upon one or more Properties and complete construction of the Improvements in accordance with the Plans with such changes therein as Lender may from time to time and in its judgment deem appropriate, all at the risk and expense of Borrower. Lender shall have the right at any time to discontinue any work commenced by it with respect to the Improvements or to change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. Lender shall have the right and power (but shall not be obligated) to assume any construction contract made by or on behalf of Borrower in any way relating to the Improvements and to take over and use all or any part of the labor, materials, supplies, and equipment contracted for by or on behalf of Borrower whether or not previously incorporated into the Improvements, all in the discretion of Lender. In connection with any work of construction undertaken by Lender pursuant to the provisions of this Section 9.2(c), Lender may (i) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment in connection with the construction of the Improvements, (ii) pay, settle or compromise all bills or claims which may become liens against the Properties or which have been or may be incurred in any manner in connection with completing construction of the Improvements or for the discharge of liens, encumbrances or defects in title of the Properties, (iii) take such other action, including the employment of watchmen to protect the Improvements, or refrain from taking action under this Agreement as Lender may in its discretion determine from time to time. Borrower shall be liable to Lender for reasonable sums paid or incurred for completing construction of the Improvements, whether the same shall be paid or incurred pursuant to the provisions of this Section 9.2(c) or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower to Lender upon demand, with interest at the Default Rate set forth in the Note, and all of the foregoing shall be deemed and shall constitute advances under this Agreement and be secured by the Loan Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section 9.2(c) hereof, Borrower hereby unconditionally and irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in this Section 9.2(c) in the name and on behalf of Borrower. This power of attorney shall be deemed irrevocable and is coupled with an interest.

                (d) Where substantial deviations from the Plans appear which have not been approved as set forth herein, or defective or unworkmanlike labor or materials are being used in the construction of the Improvements, or upon receipt of knowledge of encroachments to which there has been no consent, Lender shall have the right immediately to order stoppage of the construction and demand that such condition(s) be corrected. After issuance of such an order in writing, no further work shall be done on the Improvements without the prior written consent of Lender unless and until said condition has been fully corrected.

                (e) Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement.

                (f) Exercise any and all rights and remedies afforded by the laws of the United States, the states in which any of the Properties or other Collateral are located or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and the Loan Documents.

                (g) Exercise the rights and remedies of setoff and/or banker's lien against the interest of Borrower in and to every account and other property of Borrower which is in the possession of the Lender or any person who then owns a participating interest in the Loan, to the extent of the full amount of the Loan.

                (h) Exercise its rights and remedies pursuant to any other Loan Documents.

                                    ARTICLE X
                                  MISCELLANEOUS

            10.1 Waiver. No remedy conferred upon, or reserved to, the Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise of or omission to exercise any right of the Lender shall not affect any subsequent right of Lender to exercise the same. No course of dealing between Borrower and Lender or any delay on the Lender's part in exercising any rights shall operate as a waiver of any of the Lender's rights. No waiver of any Default under this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other then existing Default shall impair any rights, remedies or powers of Lender.

            10.2 Costs and Expenses. Borrower will bear all taxes, fees and expenses (including commercially reasonable attorneys' fees and expenses of counsel for Lender) in connection with the Loan, the Note, the preparation of this Agreement and the other Loan Documents (including any amendments hereafter made), and in connection with any modifications thereto and the recording of any of the Loan Documents. If, at any time, a Default occurs or Lender becomes a party to any suit or proceeding in order to protect its interests or priority in any collateral for any of the Loan Obligations or its rights under this Agreement or any of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Loan, this Agreement or any Collateral and as a result of any of the foregoing, the Lender employs counsel to advise or provide other representation with respect to this Agreement, or to collect the balance of the Loan obligations, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Loan Documents, any Collateral, or Borrower, or to protect, collect, or liquidate any of the security for the Loan obligations, or attempt to enforce any security interest or lien granted to the Lender by any of the Loan Documents, then in any such events, all of the attorney's fees services, including attorneys' fees for preparation of litigation and in any appellate or bankruptcy proceedings, and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower to the Lender payable on demand of the Lender. Without limiting the foregoing, Borrower has undertaken the obligation for payment of, and shall pay, all recording and arising from such filing fees, revenue or documentary stamps or taxes, intangibles taxes, and other taxes, expenses and charges payable in connection with this Agreement, any of the Loan Documents, the Loan Obligations, or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement, and should Borrower fail to do so, Borrower agrees to reimburse Lender for the amounts paid by Lender, together with penalties or interest, if any, incurred by Lender as a result of underpayment or nonpayment. Such amounts shall constitute a portion of the Loan Obligations, shall be secured by the Mortgages and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

            10.3 Performance of Lender. At its option, upon Borrower's failure to do so, the Lender may make any payment or do any act on Borrower's behalf that Borrower or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrower agrees to reimburse the Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, commercially reasonable attorneys' fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan obligations, shall be secured by the Mortgages and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

            10.4 Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys' fees and other costs of defense) imposed upon or incurred by or asserted against Lender by reason of (a) ownership of the Note, the Mortgages, the Properties or any interest therein or receipt of any Rents; (b) any amendment to, or restructuring of, the Loan Obligations and/or any of the Loan Documents; (c) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Mortgages or the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any partner, joint venturer, or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;
(d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, except any of which arise solely from Lender's wilful misconduct or gross negligence; (e) any use, nonuse or condition in, on or about the Properties, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;
(f) any failure on the part of Borrower to perform or comply with any of the terms of this Agreement or any of the other Loan Documents; (g) any claims by any broker, person or entity claiming to have participated in arranging the making of the Loan evidenced by the Note; (h) any failure of the Properties to be in compliance with any applicable laws; (i) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any lease or management agreement or any replacement or renewal thereof or substitution therefor; (j) performance of any labor or services or the furnishing of any materials or other property with respect to the Properties, the Improvements or any part thereof, (k) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-b, statement for recipients of proceeds from real estate, broker and barter exchange transactions, which may be required in connection with one or more of the Mortgages, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Loan is made; (1) any misrepresentation made to Lender in this Agreement or in any of the other Loan Documents; (m) any tax on the making and/or recording of the Mortgages, the Note or any of the other Loan Documents;
(n) the violation of any requirements of the Employee Retirement Income Security Act of 1974, as amended; (o) any fines or penalties assessed or any corrective costs incurred by Lender if any Facility or any Property or any part thereof is determined to be in violation of any covenants, restrictions of record, or any applicable laws, ordinances, rules or regulations; or (p) the enforcement by any of the Indemnified Parties of the provisions of this Section 10.4. Any amounts payable to Lender by reason of the application of this Section 10.4, shall become immediately due and payable, and shall constitute a portion of the Loan obligations, shall be secured by the Mortgage and shall accrue interest at the Default Rate. The obligations and liabilities of Borrower under this Section
10.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage. For purposes of this Section 10.4, the term "Indemnified Parties" means Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name any encumbrance created by one or more of the Mortgages is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, without limitation, any investor in any securities backed in whole or in part by the Loan) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Properties, whether during the term of the Mortgage or as a part of or following a foreclosure of the Loan and including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business).

            10.5 Headings. The headings of the Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

            10.6 Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Note and this Agreement.

            10.7 Notices, etc. Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) Business Days following the date deposited in U.S. mail, certified or registered, with return receipt requested, or (c) one (1) Business Day following the date deposited, for overnight service, with Federal Express or other national overnight carrier, and in each case addressed as follows:

            If to Borrower:

                        Karrington Health, Inc.
                        919 Old Henderson Road
                        Columbus, Ohio  43220
                        Attention:  Legal Department

            with a copy to:

                        Charles H. McCreary, Esquire
                        Bricker & Eckler, LLP
                        100 South Third Street
                        Columbus, Ohio  43215-4291

            If to Lender:

                        Sunrise Assisted Living, Inc
                        9401 Lee Highway, Suite 300
                        Fairfax, Virginia 22031
                        Attention:  Thomas B. Newell, Esquire

            with a copy to:

                        Wayne G. Tatusko, Esquire
                        Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
                        7929 Westpark Drive, Suite 400
                        McLean, Virginia 22102

Either party may change its address to another single address by notice given as herein provided, except any change of address notice must be actually received in order to be effective.

            10.8 Benefits. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. No Person other than Borrower or Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of this Agreement.

            10.9 Supersedes Prior Agreements; Counterparts. This Agreement and the instruments referred to herein supersede and incorporate all representations, promises, and statements, oral or written, made by Lender in connection with the Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of the Lender. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

            10.10 Loan Agreement Governs. The Loan is governed by terms and provisions set forth in this Loan Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Loan Agreement, the terms of this Loan Agreement shall control; provided, however, in the event there is any apparent conflict between any particular term or provision which appears in both this Loan Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Loan Agreement and the Loan Documents to be performed or complied with then notwithstanding the foregoing both the terms of this Loan Agreement and the other Loan Documents shall be performed and complied with.

            10.11 Incorporation of Exhibits. All Exhibits referenced herein and attached hereto are incorporated into this Agreement by reference as if fully set forth herein.

            10.12 CONTROLLING LAW. THE PARTIES HERETO AGREE THAT THE

VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND THE PARTIES HERETO SUBMIT (AND WAIVE ALL RIGHTS TO OBJECT) TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE COMMONWEALTH OF VIRGINIA, FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THE LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

            10.13 WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF LENDER AND/OR BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF EITHER PARTY'S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AGREES THAT LENDER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF LENDER TO MAKE THE LOAN, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                                                               LATE EXHIBIT 99.4


IN WITNESS WHEREOF, the parties have caused this Agreement to be properly executed as of the date first above written.

WITNESS:                           BORROWER:
--------                           ---------

                                   KARRINGTON OPERATING COMPANY, INC.,
                                   an Ohio corporation


/s/ Stephen Lewis                  By:   /s/ Richard R. Slager
-----------------                       ------------------------------------
                                   Name:  Richard R. Slager
                                        ------------------------------------
                                   Its: Chairman and Chief Executive Officer
                                        ------------------------------------

                                   LENDER:
                                   -------

                                   SUNRISE ASSISTED LIVING, INC., a Delaware corporation


 /s/ WILLIAM H. KENNEDY, JR.       By: /s/ Thomas B. Newell
 ---------------------------          --------------------------------------
                                   Name:  Thomas B. Newell
                                        ------------------------------------
                                   Its:  Executive Vice President
                                        ------------------------------------


STATE OF  OHIO )
COUNTY OF FRANKLIN)

            The foregoing instrument was acknowledged before me this 5th day of November, 1998 by Richard R. Slager, the Chairman and Chief Executive Officer of Karrington Operating Company, Inc., an Ohio corporation, on behalf of the corporation.

                                                  /s/ Amy S. Maxwell
                                                  ------------------------------
                                                  Notary Public
[Notarial Seal]                                   My commission expires: 9/29/99
                                                                         -------

STATE OF  VIRGINIA           )
COUNTY OF  FAIRFAX           )

            The foregoing instrument was acknowledged before me this 6th day of November, 1998 by Thomas B. Newell, the Executive Vice President of Sunrise Assisted Living, Inc., a Delaware corporation, on behalf of the corporation.


                                             /s/ SUSAN H. KEELS
                                             ---------------------------------
                                             Notary Public
[Notarial Seal]                              My commission expires:  6/30/2000
                                                                     ---------







                                  EXHIBIT LIST

            Exhibit A - Initial Approved Budget

            Exhibit B - Schedule of Facilities

            Exhibit C - Schedule of Properties

                                    EXHIBIT A



                             KARRINGTON HEALTH, INC.
              ESTIMATED USE OF A LINE OF CREDIT: OCT '98 - JAN '99
                               $ AMOUNTS IN (000)

                                                                                                                     (A)
                                                            OCT           NOV          DEC           JAN            TOTALS
                                                            ---           ---          ---           ---            ------
EXISTING PROJECTS
ROCKY RIVER (RETAINAGE) - CLV                             $500           $0            $0            $0               $500
FINNEYTOWN (EQUITY) - CINN                                   0          150           150             0                300
EASTOVER (OVERRUN) - CHAR                                    0          400           300             0                700
CUY FALLS (DSI/ATC/REAL) - AKRON                            50           30             0             0                 80
MANSFIELD (JMM)                                             12            0             0             0                 12
DALLAS (NBBJ)                                                0           12             0             0                 12
PARMA (NBBJ) - CLV                                          26            0             0             0                 26
ERIE (DSI/AOM)                                               4            0             0             0                  4
ANN ARBOR (F,F&E)                                            0           37             0             0                 37
LANCE BOGGIO (ARCH)                                        115            0             0             0                115
TIFFIN (OVERRUN)                                             0            0             0           125                125
MISCELLANEOUS                                               12           12            16             0                 40
SUBTOTAL EXISTING PROJECTS                                 719          641           466           125              1,951

FUTURE PROJECT INVESTMENT
NAPERVILLE (LAND ACQUISITION)                                0            0         1,500             0              1,500
MOBILE                                                       0          273           265           360                898
JACKSON                                                      0          274           266           362                902
HAMILTON                                                     0          148           144           200                492
SUBTOTAL FUTURE PROJECTS                                    $0         $695        $2,175          $922             $3,792

ESTIMATE ERROR RESERVE @ 25%                               180          334           660           262              1,436
TOTAL DEVELOPMENT/C-I-P                                   $899       $1,670        $3,301        $1,309             $7,179
LESS: CURRENT CASH FORECAST                              (570)        (220)         (220)             0            (1,010)
ADDITIONAL DEVELOPMENT/C-I-P                              $329       $1,450        $3,081        $1,309             $7,179

OPERATING SHORTFALL                                          0            0             0             0                  0
OPERATING CONTINGENCY                                      250          250           250           250              1,000

DEVELOPMENT OPERATING CASH                                $579       $1,700        $3,331        $1,559             $7,169

CONTINGENT PUT OF NAVATO                                     0            0         2,300             0              2,300

TOTAL DEVELOPMENT/OPERATING                               $579       $1,700        $5,631        $1,559             $9,469
(INCLUDING CONTINGENT PUT)

(A) DEVELOPMENT/CONSTRUCTION LINE OF $10 MILLION.

                                    EXHIBIT B

                             Schedule of Facilities


              PROPERTY                                                     STATUS
WOOSTER                                                              EXISTING ASSISTED
Cleveland and Beall Avenues                                           LIVING FACILITY
Wooster, OH

HAMILTON 903 NW Washington Blvd.                                     TO BE CONSTRUCTED
Hamilton, OH 45013

MOBILE                                                               TO BE CONSTRUCTED
8150-B Airport Blvd.
Mobile, Alabama

JACKSON                                                              TO BE CONSTRUCTED
6161 Old Canton Road
Jackson, MS 39211

PARMA                                                                TO BE CONSTRUCTED
7742 Broadview Road
7748 Broadview Road
7760 Broadview Road
7766 Broadview Road
Parma, OH

FARMINGTON HILLS                                                     TO BE CONSTRUCTED
29901 Middlebelt
Farmington Hills, MI

DALLAS                                                               TO BE CONSTRUCTED
City Block 7428
Dallas, TX

EDINA                                                                TO BE CONSTRUCTED
7128 France Avenue South
Medina, MN

NAPERVILLE                                                             UNDER CONTRACT
Ogden Ave. & Mill Street                                               TO BE ACQUIRED
Naperville, IL

                                    EXHIBIT C

                             Schedule of Properties

                    PROPERTY                             COUNTY                           ACREAGE (approximate)

HAMILTON 903 NW Washington Blvd.                      Butler County                            4.00 acres
Hamilton, OH 45013

MOBILE                                                Mobile County                            2.500 acres
8150-B Airport Blvd.
Mobile, Alabama

JACKSON                                               Hinds County                             9.800 acres
6161 Old Canton Road
Jackson, MS 39211

PARMA                                                Cuyahoga County                          1.837 acres
7742 Broadview Road                                                                           1.837 acres
7748 Broadview Road
7760 Broadview Road
7766 Broadview Road
Parma, OH

FARMINGTON HILLS                                     Oakland County                            4.18 acres
29901 Middlebelt
Farmington Hills, MI

DALLAS                                               City of Dallas                           3.5772 acres
City Block 7428
Dallas, TX

EDINA                                                Hennepin County                           4.179 acres
7128 France Avenue South
Medina, MN

WOOSTER                                               Wayne County                             7.20 acres
Cleveland and Beall Avenues
Wooster, OH

NAPERVILLE                                            DuPage County                            4.14 acres
Ogden Ave. & Mill Street
Naperville, IL